Michael J. Porter, President - Investor Relations Jeffrey Myhre, VP - Editorial
Seven Penn Plaza   ▪   New York, NY 10001   ▪   212-564-4700   ▪   FAX 212-244-3075   ▪   www.plrinvest.com   ▪   plrmail@plrinvest.com

HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER ANNOUNCES STRATEGIC ALLIANCE WITH STARTECH ENVIRONMENTAL CORP.

Companies Will Install First Joint Project in May 2008

ALGONA, IA, March 19, 2008 -- Hydrogen Engine Center, Inc. (OTC BB: HYEG), a developer and manufacturer of alternative - clean fuel internal combustion engines, engine controls and power generator systems, today announced a strategic alliance with Startech Environmental Corp. (OTC BB: STHK), an internationally-recognized environmental technology company based in Wilton, CT, to combine Hydrogen Engine Center’s alternative gas energy conversion technology and Startech’s Plasma Converter Processing technology.

Hydrogen Engine Center (HEC) and Startech will jointly develop commercial projects that combine HEC’s Hydrogen powered internal combustion engine (ICE) generators with Startech’s proprietary Plasma Converter technology for waste destruction, processing and remediation. HEC’s engines will generate clean power using the hydrogen produced by Startech’s Plasma Converter.

HEC plans to deliver a hydrogen powered generator system to Startech in May 2008. The combined Startech and HEC waste remediation and power generation package will be made available globally for a wide variety of applications.

“We are pleased to announce this alliance with Startech, as it opens up markets for our combined products in a package that adds tremendous value to the end user,” said Donald Vanderbrook, President and CEO of HEC. “We can now effect HEC’s packaging and alternative fuel power strengths in tandem with a leader in waste remediation technologies, which gives us firm footing in the alternative energy market. Not only can customers now effectively remediate waste, but they can also produce electrical power, thereby reducing their energy costs. This is a win-win for everyone, including the environment.”

Stephen Landa, Vice President of Sales for Startech, said,“The compelling interest in the use of hydrogen for vehicles and stationary carbonless power is one of the reasons for this alliance. A pound of hydrogen contains more than twice as much energy as a pound of jet fuel. Hydrogen produced by Startech’s Plasma Converters can be used in HEC’s engines to produce absolutely pristine carbonless power.”

“We will be installing one of our hydrogen powered generators at Startech’s Tech Center in May,” Vanderbrook concluded. “We are extremely happy to be aligning the core strengths of HEC and Startech. We continue to seek further synergistic projects with revenue potential, and we look forward to a long and growing business relationship.”

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About Startech -- The Environment and Energy Company
Startech is the internationally recognized, award-winning environment and energy industry company engaged in the production and sale of its innovative, proprietary plasma processing equipment known as the Plasma Converter System™. The Plasma Converter System safely and economically destroys wastes, no matter how hazardous or lethal, and turns most into useful and valuable products. In doing so, the System protects the environment and helps to improve the public health and safety. The System achieves closed-loop elemental recycling to safely and irreversibly destroy Municipal Solid Waste, organics and inorganics, solids, liquids and gases, hazardous and non-hazardous waste, industrial by-products and also items such as "e-waste," medical waste, chemical industry waste and other specialty wastes, while converting many of them into useful commodity products that can include metals and a synthesis-gas called Plasma Converted Gas (PCG)™.

Among the many commercial uses for PCG, is its potential use to produce "Carbonless Power", Gas-To-Liquid (GTL) fuels such as ethanol, synthetic diesel fuel and other higher-alcohol "alternative" fuels. Hydrogen, for use and sale, can also be separated and recovered from the PCG synthesis gas mixture. The Startech Plasma Converter is essentially a manufacturing system producing valuable commodity products from feedstock-materials that were previously regarded as wastes. Startech regards all wastes, hazardous and non-hazardous, as valuable renewable resources and as feedstocks.

For further information, please visit http://www.startech.net or contact Steve Landa at (888) 807-9443, (203) 762-2499, x 7, or sales@startech.net.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines, engine controls and fuel delivery systems and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, ammonia, synthetic gas, coal bed methane, gasoline, and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the company's products, increased levels of competition for the company, new products and technological changes, the company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

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